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                                                                      EXHIBIT 11


                              MEDAPHIS CORPORATION

               COMPUTATION OF BASIC & DILUTED EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                     (in thousands, except per share data)


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
                                                                                  THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                                                 --------------------
DESCRIPTION                                                                        1998        1997
-----------                                                                      --------    --------
Weighted average shares outstanding during the period ......................       73,479      72,235
Shares issuable upon assumed exercise of stock options, less amounts assumed
  repurchased under the treasury stock method ..............................           --          --
                                                                                 --------    --------
Total weighted average common stock and common stock equivalents
  outstanding during the period ............................................       73,479      72,235
                                                                                 ========    ========

Loss before extraordinary item .............................................     $ (5,150)   $ (3,064)
Extraordinary item: early extinguishment of debt, net of tax ...............       (5,557)         --
                                                                                 --------    --------
         Net loss ..........................................................     $(10,707)   $ (3,064)
                                                                                 ========    ========

Basic net loss per common share:
  Loss before extraordinary item ...........................................     $  (0.07)   $  (0.04)
  Extraordinary item: early extinguishment of debt, net of tax .............        (0.08)         --
                                                                                 --------    --------
         Net loss ..........................................................     $  (0.15)   $  (0.04)
                                                                                 ========    ========
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